                                   EXHIBIT 2.1



















                 ASSET CONTRIBUTION AND REORGANIZATION AGREEMENT


                                     BETWEEN


                               PLANETRX.COM, INC.,


                               PRX HOLDINGS, INC.,


                              PRX ACQUISITION CORP.


                             YOURPHARMACY.COM, INC.


                                       AND


                              EXPRESS SCRIPTS, INC.


                                 August 31, 1999

                                TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----

1.                    Basic Transactions..........................................................................1
         (a)      Contribution of Assets by/Assumption of Liabilities of YPC......................................1
         (b)      The Merger......................................................................................2
         (c)      The Closing.....................................................................................2
         (d)      Deliveries at the Closing.......................................................................3

2.                    Representations and Warranties of ESI and YPC...............................................3
         (a)      Organization of YPC.............................................................................3
         (b)      Authorization of Transaction....................................................................3
         (c)      Noncontravention................................................................................4
         (d)      Brokers' Fees...................................................................................4
         (e)      Title to Assets.................................................................................4
         (f)      Investment......................................................................................5
         (g)      Year 2000.......................................................................................5
         (h)      Disclaimer of Other Representations and Warranties..............................................5

3.                    Representations and Warranties of PlanetRx, Holdings
                      and Merger Sub..............................................................................6
         (a)      Organization of PlanetRx, Holdings and Merger Sub...............................................6
         (b)      Authorization of Transaction....................................................................6
         (c)      Noncontravention................................................................................6
         (d)      Brokers' Fees...................................................................................7
         (e)      Valid Issuance of Stock.........................................................................7
         (f)      Litigation......................................................................................7
         (g)      Compliance with Laws............................................................................7
         (h)      Year 2000.......................................................................................8

4.                    Covenants...................................................................................8
         (a)      General.........................................................................................8
         (b)      Notices and Consents............................................................................8
         (c)      Full Access.....................................................................................9
         (d)      Notice of Developments..........................................................................9
         (e)      Exclusivity.....................................................................................9
         (f)      Certificate of Incorporation of Holdings........................................................9
         (g)      ESI Consents...................................................................................10
         (h)      Registration of Holdings Shares................................................................10
         (i)      Lock-up Agreement/NASD Questionnaire...........................................................10
         (j)      YPC Employees..................................................................................11
         (k)      Board Seat.....................................................................................11
         (l)      Shut-down Costs.................................................................................9



                                       i.


5.                    Conditions to Obligation to Close...........................................................9
         (a)      Conditions to Obligation of Holdings...........................................................12
         (b)      Conditions to Obligation of YPC................................................................13

6.                    Termination of Agreement...................................................................14

7.                    Miscellaneous..............................................................................14
         (a)      Survival of Representations and Warranties.....................................................14
         (b)      Press Releases and Public Announcements........................................................14
         (c)      Third-Party Beneficiaries......................................................................15
         (d)      Entire Agreement...............................................................................15
         (e)      Succession and Assignment......................................................................15
         (f)      Counterparts...................................................................................15
         (g)      Headings.......................................................................................15
         (h)      Notices........................................................................................16
         (i)      Governing Law..................................................................................17
         (j)      Amendments and Waivers.........................................................................17
         (k)      Severability...................................................................................17
         (l)      Expenses.......................................................................................17
         (m)      Construction...................................................................................18
         (n)      Incorporation of Exhibits and Schedules........................................................18
         (o)      Specific Performance...........................................................................18
         (p)      Bulk Transfer Laws.............................................................................18





Exhibit A--Agreement and Plan of Merger
Exhibit B--Registration Rights


Schedule I - Contributed Assets
Schedule II - Assumed Liabilities



                                      ii.

                 ASSET CONTRIBUTION AND REORGANIZATION AGREEMENT


         Asset Contribution and Reorganization Agreement entered into as of August 31, 1999, by and among PlanetRx.com, Inc., a Delaware corporation ("PlanetRx"), PRX Holdings, a Delaware corporation ("Holdings"), PRX Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Holdings ("Merger Sub"), YourPharmacy.com, Inc., a Delaware corporation ("YPC"), and Express Scripts, Inc., a Delaware corporation ("ESI"). PlanetRx, Holdings, Merger Sub, YPC and ESI are collectively referred to herein as the "Parties," and each individually as a "Party."


                                   WITNESSETH


         WHEREAS, the Boards of Directors of PlanetRx and YPC have determined that it is in the best interests of their respective stockholders that PlanetRx be combined with certain assets of YPC's online pharmacy business;


         WHEREAS, to effect such combination, PlanetRx has caused Holdings and Merger Sub to be formed;


         WHEREAS, for federal income tax purposes, it is intended that the Contribution (as defined in Section 1(a)) and the Merger (as defined in Section 1(b)) shall constitute one or more integrated aspects of a transaction qualifying as a tax-deferred property-for-stock exchange described under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and


         WHEREAS, the Contribution and the Merger are to occur simultaneously with the closing of Holdings' initial public offering of Common Stock (the "IPO"), and as a result of these transactions, the issued and outstanding capital stock of Holdings immediately after the Merger will be held by YPC, the former stockholders of PlanetRx and purchasers in the IPO.


         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows:

1. Basic Transactions.

         (a) Contribution of Assets by/Assumption of Liabilities of YPC. In consideration for the issuance of a certain number of fully paid, non-assessable shares of common stock of Holdings equal to 19.9% of Holdings' outstanding common stock immediately after the closing of the IPO (including, at YPC's option and in



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

its sole discretion, for purposes of calculating the number of shares outstanding as of the time of the initial closing of the IPO any shares that may be sold by Holdings pursuant to exercises of the underwriters' over-allotment option) (the "Holdings Shares"), and the assumption by Holdings of the liabilities of YPC set forth on Schedule II to this Agreement (the "Assumed Liabilities"), YPC agrees to assign, transfer, convey, and deliver to Holdings all of the right, title, and interest in and to the assets of YPC set forth on
Schedule I to this Agreement (the "Contributed Assets"). Holdings will not assume or have any responsibility with respect to any other obligation or liability of YPC, including any tax liabilities incurred or accrued prior to the Closing, not included within the definition of Assumed Liabilities. The transaction referred to in this Section 1 is referred to herein as the "Contribution." It is the intention of the parties that YPC shall hold 19.9% of Holdings outstanding common stock immediately after the closing of the IPO and the transactions contemplated herein, including after any exercise of the underwriters' over-allotment option in connection with the IPO. In the event the underwriters' over-allotment option shall not be exercised in full within the 30-day period after the pricing of the IPO, YPC agrees to return to Holdings free of charge the number of Holdings Shares as may be necessary to cause YPC's ownership of Holdings outstanding common stock as of such time not to exceed 19.9%.

         (b) The Merger. Holdings, PlanetRx and Merger Sub shall enter into an Agreement and Plan of Merger (the "Merger Agreement") in the form attached hereto as Exhibit A, and in compliance with Section 251(g) of the Delaware General Corporation Law ("Delaware Law"), pursuant to which, among other things, Merger Sub shall be merged with and into PlanetRx, the separate corporate existence of Merger Sub shall cease, the PlanetRx stockholders shall receive shares of Holdings' common stock in exchange for their shares of PlanetRx, and PlanetRx shall continue as the surviving corporation and a wholly-owned subsidiary of Holdings (the "Merger").

         (c) The Closing. For purposes hereof, the Parties agree that the closing of the Merger shall take place immediately prior to the closing of the Contribution (collectively, the "Closing"), both of which shall take place immediately prior to the closing of the IPO at the time and place designated for the closing of the IPO (the "Closing Date").

         (d) Deliveries at the Closing. At the Closing,

                  (i) YPC will deliver to Holdings the various certificates, instruments, and documents referred to in Section 5(a) below;

                  (ii) Holdings will deliver to YPC the various certificates, instruments, and documents referred to in Section 5(b) below;


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

                  (iii)  YPC will execute, acknowledge, and deliver to Holdings
(A) assignments (including intellectual property transfer documents) in the form customary for transactions of this type and (B) such other instruments of sale, transfer, conveyance, and assignment as Holdings and its counsel reasonably may request;

                  (iv)   Holdings will execute, acknowledge, and deliver to YPC
(A) an assumption in the form customary for transactions of this type and (B) such other instruments of assumption as YPC and its counsel reasonably may request;

                  (v)    Holdings will deliver to YPC the Holdings Shares; and


                  (vi) the Parties shall cause the Merger to be consummated by filing the Merger Agreement with the Secretary of State of the State of Delaware, as provided in the Merger Agreement.

2. Representations and Warranties of ESI and YPC. YPC and ESI represent and warrant to PlanetRx, Holdings and Merger Sub that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2).

         (a) Organization of YPC. YPC and ESI are corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation.

         (b) Authorization of Transaction. YPC and ESI each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, ESI, as YPC's sole stockholder, has duly authorized the execution, delivery, and performance of this Agreement by YPC. This Agreement constitutes the valid and legally binding obligation of each of YPC and ESI, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the terms and provisions hereof will not conflict with or result in a breach of the terms and conditions of, or constitute a default under the Certificate of Incorporation or Bylaws of YPC or ESI or of any contract or agreement to which YPC or ESI are now a party, except where such conflict, breach or default of any such contract or agreement, either individually or in the aggregate, would not have a material adverse effect on the YPC's or ESI's business, financial condition or results of operations or the Contributed Assets or Assumed Liabilities; provided, however, that each of YPC's and ESI's performance under this Agreement shall require the consent of (i) the lenders under ESI's credit



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agreement, dated as of April 1, 1999, among Express Scripts, Inc., the lenders listed therein, Credit Suisse First Boston, as lead arranger, administration agent and collateral agent, Bankers Trust Company, as syndication agent, BT Alex Brown, Incorporated, as co-arranger, the First National Bank of Chicago, as documentation agent, and Mercantile Bank N.A., as documentation agent; and (ii) the holders of ESI's 9-5/8% Senior Notes due 2009 (collectively the "ESI Consents").

         (d) Brokers' Fees. Neither YPC nor ESI has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Holdings could become liable or obligated.

         (e) Title to Assets. YPC has good and marketable title to all of the Contributed Assets, free and clear of any restriction on transfer or any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

         (f) InvestmentYPC (i) is acquiring the Holdings Shares solely for its own account for investment purposes, and not with a view to the distribution thereof (except to YPC's affiliates, including ESI), (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning Holdings and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in investing in the Holdings Shares, and (iv) is an Accredited Investor as such term is defined in Rule 502 under the Securities Act of 1933, as amended.

         (g) Year 2000. YPC has developed a plan (the "YPC-Y2K Plan") intended to ensure that all computer hardware and software used in and material to its business is designed to be Year 2000 Compliant. The YPC-Y2K Plan includes reasonable steps to determine whether the failure of any suppliers or customers with which YPC has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a material adverse effect on YPC and assuming the consummation of the YPC-Y2K Plan, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to have a material adverse effect on YPC. For purposes of this subsection and Section 3(h), "Date Data" means any data of any kind that includes date information or which is otherwise derived from, dependent on or related to date information; "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component that processes any Date Data and that is installed, in development or on order, for internal or external use, or the provision or operation of which provides a benefit to customers, vendors, suppliers or any other party; and "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, without limitation, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

         (h) Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 2, YPC and ESI make no representation or warranty, express or implied, at law or in equity, in respect of any of YPC's assets (including, without limitation, the Contributed Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Holdings hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 2, Holdings is purchasing the Contributed Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, YPC and ESI make no representation or warranty regarding any assets other than the Contributed Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

3. Representations and Warranties of PlanetRx, Holdings and Merger Sub. Each of PlanetRx, Holdings and Merger Sub represents and warrants to YPC and ESI that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

         (a) Organization of PlanetRx, Holdings and Merger Sub. Each of PlanetRx, Holdings and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Authorization of Transaction. Each of PlanetRx, Holdings and Merger Sub has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of PlanetRx, Holdings and Merger Sub, enforceable in accordance with its terms and conditions.

         (c) Noncontravention. The execution and delivery of this Agreement, consummation of the transactions contemplated hereby, and compliance with the terms and provisions hereof will not conflict with or result in a breach of the terms and conditions of, or constitute a default under the Certificate of Incorporation or Bylaws of PlanetRx, Holdings or Merger Sub or of any contract or agreement to which any of them is now a party, except where such conflict, breach or default of any such contract or agreement, either individually or in the aggregate, would not have a material adverse effect on such party's business, financial condition or results of operations.

         (d) Brokers' Fees. None of PlanetRx, Holdings and Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which YPC or ESI could become liable or obligated; without limiting the generality of the foregoing, YPC and ESI shall have no liability or obligation with respect to any fee owed by PlanetRx or Holdings to William Blair & Company in connection with the transactions contemplated under this Agreement.

         (e) Valid Issuance of Stock. The Holdings Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of YPC in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

         (f) Litigation. Except as set forth in Holdings' registration statement prepared in connection with the IPO, as filed with the Securities and Exchange Commission ("SEC") and amended from time to time (the "Registration Statement"), there are no actions, proceedings or investigations pending or, to the best of Holdings' or PlanetRx's knowledge, any basis therefor or threat thereof, against or affecting Holdings or PlanetRx that, either in any case or in the aggregate, would result in any material adverse change in the business, financial condition, or results of operations of Holdings or PlanetRx.

         (g) Compliance with Laws. PlanetRx and Holdings are not in violation of any applicable statute, rule, regulation, order or restriction (including any resident and non-resident pharmacy laws) of any domestic government or any instrumentality or agency thereof in respect of the conduct of their businesses or the ownership of their properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of PlanetRx or Holdings. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Holdings Shares, except such as have been duly and validly obtained or filed, or with


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respect to any filings that must be made after the Closing, as will be filed in a timely manner. PlanetRx and Holdings have all franchises, permits, licenses and any similar authority necessary for the conduct of their businesses as now being conducted, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of PlanetRx and Holdings and each believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.

         (h) Year 2000. Each of PlanetRx and Holdings has developed a plan (the "Y2K Plan") intended to ensure that all computer hardware and software used in and material to their businesses is designed to be Year 2000 Compliant. The Y2K Plans include reasonable steps to determine whether the failure of any suppliers or customers with which PlanetRx, Holdings or any subsidiary has a material relationship to be Year 2000 Compliant would have or would reasonably be expected to have a material adverse effect on PlanetRx or Holdings and assuming the consummation of the Y2K Plans, the occurrence of calendar year 2000 will not cause or will not reasonably be expected to have a material adverse effect on PlanetRx or Holdings.

4. Covenants.

         (a) General. Prior to the Closing, each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 5 below).

         (b) Notices and Consents. Prior to the Closing, YPC and ESI will give any notices to third parties, and each of YPC and ESI will use its reasonable best efforts to obtain any third party consents, that Holdings reasonably may request in connection with the Contribution. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the Contribution and the Merger. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), will use its best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

         (c) Full Access. Prior to the Closing, YPC will permit representatives of PlanetRx and Holdings to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of YPC, to all premises, properties, personnel, books, records (including tax records),



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contracts, and documents of or pertaining to the Contributed Assets or Assumed
Liabilities.

         (d) Notice of Developments. Each Party will give prompt written notice to the other Parties of any material adverse development causing a breach of any of its own representations and warranties in Section 2 and Section 3 above.

         (e) Exclusivity. YPC and ESI will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof) ("Person") relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of YPC (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. YPC will notify Holdings immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (f) Certificate of Incorporation of Holdings. Immediately prior to the filing of the Merger Agreement with the Delaware Secretary of State, PlanetRx shall cause the Certificate of Incorporation of Holdings to be amended and restated to read as set forth in exhibit 3.2 to the Registration Statement. Additionally, prior to or at the filing of the Merger Agreement with the Delaware Secretary of State, the corporate name of Holdings shall be changed to "PlanetRx.com, Inc."

         (g) ESI Consents. . ESI shall use its reasonable best efforts to obtain the ESI Consents within 21 days after the date of this Agreement.

         (h) Registration of Holdings Shares. Holdings and PlanetRx agree that, to the extent allowed by the SEC, Holdings will register the Holdings Shares in the IPO. Regardless of whether the Holdings Shares are registered in the IPO, YPC shall be made a party to the Investors Rights Agreement (the "Rights Agreement") dated as of June 3, 1999 between Holdings (as successor to PlanetRx) and certain investors of Holdings identified in Schedule A thereto, which Rights Agreement shall have been amended such that (a) the registration rights provided for in Section 1.4 of the Rights Agreement shall also be made available upon the written request of Holders of Registrable Securities with an anticipated aggregate offering price of at least $2,000,000 and (b) the rights provided for in Section 1 shall not terminate with respect to YPC until five (5) years following the consummation of the IPO. In addition, Holdings and PlanetRx further agree that they shall not consent to any amendment or waiver in connection with the Rights Agreement the effect of which would materially adversely affect YPC's substantive rights under said Rights Agreement, unless YPC has consented to such amendment or waiver. Additionally, if Holdings is



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

not able to register the Holdings Shares in the IPO, Holdings and PlanetRx agree that, upon request by YPC, Holdings will effect registration of the Holdings Shares in accordance with the provisions contained in Exhibit B attached hereto. If Holdings is not able to register the Holdings Shares in the IPO, then YPC understands and agrees that (i) the Holdings Shares will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Holdings in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances, and (ii) each certificate representing the Holdings Shares and any other securities issued in respect of the Holdings Shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the opinion of counsel for Holdings) shall be stamped or otherwise imprinted with appropriate legends mandated by federal and state securities laws.

         (i) Lock-up Agreement/NASD Questionnaire. Prior to the Closing, YPC shall execute a 180-day lock-up agreement with respect to the IPO in the form signed by Holdings' officers, directors and other stockholders, except as provided in Section 1(a) above. Additionally, YPC shall complete and deliver to Holdings such questionnaires and other information reasonably and customarily requested from stockholders in connection with an initial public offering of common stock, including a form of NASD questionnaire.

         (j) YPC Employees. Immediately after the Closing, Holdings shall offer employment to all YPC employees. Holdings shall reimburse YPC for any severance costs incurred by YPC for employees who do not accept employment with Holdings, up to a maximum of $2,500,000. Effective at the Closing, the YPC's Stock Option/Stock Issuance Plan (the "YPC Stock Plan") and each outstanding option to purchase shares of YPC Common Stock under the YPC Stock Plan, whether vested or unvested, will be assumed by Holdings, and such obligations shall be included within the Assumed Liabilities; provided, however, that the number of shares underlying such assumed options shall not exceed 3.6% of Holdings' outstanding common stock after giving effect to the closing of the IPO and the issuance of the Holdings Shares. Each such option so assumed by Holdings under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the YPC Stock Plan and the applicable stock option agreement immediately prior to the Closing, except that the number of shares subject to said options shall be adjusted such that the total number of shares underlying said options shall equate to approximately 3.6% of the total number of PlanetRx shares outstanding immediately after the closing of the IPO (excluding any over-allotment shares) and the issuance of the Holdings Shares (excluding any over-allotment shares) to YPC, and the per share exercise price thereof shall be adjusted accordingly. Consistent with the terms of the YPC Stock Plan and the documents governing the outstanding options under such plan, the Closing will not terminate any of the outstanding options under the YPC Stock Plan or the shares of Holdings' common stock which will be subject to those options upon the Holdings's assumption of the options in connection with this Agreement. After the Closing, Holdings will issue to each person who, immediately prior to the Closing was a holder of an outstanding option under the YPC Stock Plan a document in form and substance satisfactory to YPC evidencing the foregoing assumption of such option by Holdings. On or before the Closing Date, Holdings will reserve a sufficient number of shares of its authorized but unissued common stock to cover the exercise of all of such assumed options. The names of employees and the number of options granted by YPC to each shall be specified in a schedule to be delivered by YPC prior to Closing.

         (k) Board Seat. Holdings hereby agrees that ESI, or its designee, shall be entitled, from and after the Closing, to designate one member of the Board of Directors of Holdings, such member to be reasonably acceptable to Holdings, it being understood that Barrett A. Toan or any senior or executive vice president of ESI shall be deemed acceptable to Holdings (such director being referred to herein as the "Stockholder Director"). Notwithstanding the foregoing, if at any time ESI's percentage beneficial ownership of Holdings' outstanding common stock is less than five percent (5%), ESI thereafter shall not be entitled to designate a director. The Stockholder Director shall be entitled to the same indemnification, compensation and other benefits provided to all other non-employee members of Holdings' Board of Directors. In accordance with the foregoing, Holdings hereby agrees that its Board of Directors will take all action necessary such that upon the fifth (5th) business day following the Closing, Holdings' Board of Directors shall be increased in size, if necessary, and the person designated by ESI shall be elected as a director effective upon such date. Following the Closing, Holdings shall cause (i) the person designated by ESI as a director to be included (consistent with applicable law and Holdings' Certificate of Incorporation) in the group of nominees who are recommended for election to the Board of Directors by the management of Holdings and included in Holdings' proxy statement pursuant to the Securities Exchange Act of 1934, as amended, at each meeting of stockholders of Holdings when directors are to be elected, and (ii) at any special meeting of the Board of Directors held as soon as practicable after the creation of any vacancy as a result of the death, resignation or removal of the Stockholder Director, the appointment of such person or persons as are designated by ESI to fill any such vacancy. Unless written notice, signed by the President of ESI, designating another individual shall be received by Holdings, the Stockholder Director shall be Barrett A. Toan.

         (l) Shut-down Costs. Holdings shall reimburse YPC for any costs relating to terminating any of YPC's functions in connection with the Contributions, not to exceed $500,000 (exclusive of severance costs set forth in Section 4(j)).

5. Conditions to Obligation to Close.

         (a) Conditions to Obligation of Holdings. The obligation of Holdings to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) YPC shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) YPC shall have procured all of the third party consents specified in Section 4(b) above;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Holdings to own the Contributed Assets;

                  (v) YPC shall have delivered to Holdings a certificate to the effect that each of the conditions specified above in Section 5(a)(i)-(iv) is satisfied in all respects;

                  (vi) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with transactions to be consummated pursuant to this Agreement (including, if applicable, the expiration of any waiting period under the Hart-Scott-Rodino
Act) shall have been duly obtained and shall be effective on and as of the Closing; and

                  (vii) The offer and sale of the Holdings Shares to YPC pursuant to this Agreement shall be either (i) registered under the Securities Act or (ii) exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

         (b) Conditions to Obligation of YPC. The obligation of YPC to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) Holdings and PlanetRx shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) Holdings and PlanetRx shall have delivered to YPC a certificate to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

                  (v)    YPC and ESI shall have obtained the ESI Consents;

                  (vi) all authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with transactions to be consummated pursuant to this Agreement (including, if applicable, the expiration of any waiting period under the Hart-Scott-Rodino
Act) shall have been duly obtained and shall be effective on and as of the Closing;

                  (vii) all actions to be taken by PlanetRx, Holding and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to YPC;

                  (viii) The offer and sale of the Holdings Shares to YPC pursuant to this Agreement shall be either (i) registered under the Securities Act or (ii) exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws; and

                  (ix)   The IPO shall have occurred.

YPC may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

6. Termination of Agreement. YPC may terminate this Agreement by giving written notice to Holdings if the Closing shall not have occurred within 120 days of the date of this Agreement. If the failure to close does not occur through the fault of YPC or ESI, PlanetRx shall pay YPC a termination fee of $10,000,000.

7. Miscellaneous.

         (a) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder.

         (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (including its reporting obligations under the Securities Exchange Act of 1934, as amended) or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

         (c) Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that YPC may assign any of its rights and interests in this Agreement (including its registration rights as set forth in Section 4), to ESI.

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to YPC:

         Barrett A. Toan
         c/o Express Scripts, Inc.
         13900 Riverport Drive
         St. Louis, MO 63043
         fax: (314) 770-1581

         Copies to:

         Richard R. Plumridge, Esq.                  Express Scripts, Inc.
         Brobeck, Phleger & Harrison, LLP            13900 Riverport Drive

         370 Interlocken Blvd., Suite 500            St. Louis, MO  63043
         Broomfield, CO  80021                       Attention: General Counsel
         fax:  (303) 410-2199                        Fax:  (314) 702-7120

         If to the PlanetRx, Holdings or Merger Sub:

         William J. Razzouk
         PlanetRx
         349 Oyster Point Blvd., Suite 201
         South San Francisco, CA  94080
         Fax:  (650) 616-1535

         Copy to:

         Jeffrey P. Higgins
         Gunderson Dettmer
         155 Constitution Drive
         Menlo Park, CA  94025
         Fax: (650) 321-2800


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PlanetRx, Holdings and Merger Sub and YPC. YPC may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after YPC Stockholders have approved this Agreement will be subject to the restrictions contained in the Delaware General Corporation Law. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of PlanetRx, Holdings and Merger Sub on the one hand, and YPC on the other hand, will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. YPC agrees that none of its Subsidiaries has borne or will bear any of the costs and expenses of YPC and YPC Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby. YPC also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of YPC and YPC Stockholders (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter [(subject to the provisions set forth in Section 8(p) below)], in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) Bulk Transfer Laws. Holdings acknowledges that YPC will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                                      *****

                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                PLANETRX.COM, INC.

                                By: /s/ William J. Razzouk
                                    --------------------------------------------

                                Title: Chairman and Chief Executive Officer
                                       -----------------------------------------



                                PRX HOLDINGS, INC.,

                                By: /s/ William J. Razzouk
                                    --------------------------------------------

                                Title: Chairman and Chief Executive Officer
                                       -----------------------------------------



                                PRX ACQUISITION CORP.


                                By: /s/ William J. Razzouk
                                    --------------------------------------------

                                Title: Chairman and Chief Executive Officer
                                       -----------------------------------------



                                YOURPHARMACY.COM, INC.

                                By: /s/ Barrett Toan
                                    --------------------------------------------

                                Title: President and Chief Executive Officer
                                       -----------------------------------------



                                EXPRESS SCRIPTS, INC.

                                By: /s/ Barrett Toan
                                    --------------------------------------------

                                Title: President and Chief Executive Officer
                                       -----------------------------------------

                                    EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER ( the "Agreement") is made and entered into this __ day of ___, 1999 by and between PRX Acquisition Corp., a Delaware corporation (the "Disappearing Corporation"), PlanetRx.com, Inc., a Delaware corporation (the "Surviving Corporation") and PRX Holdings, Inc., a Delaware corporation ("Parent Corporation").


                                 R E C I T A L S

         A. The Surviving Corporation has the authority to issue ____ shares of common stock, par value $.0001 per share, of which there are 100 shares issued and outstanding as of the date hereof ("Company Common Stock").

         B. The Disappearing Corporation has the authority to issue 100 shares of common stock, no par value, of which there are 100 shares issued and outstanding as of the date hereof.

         C. The Board of Directors of each of the Parent Corporation, the Surviving Corporation and the Disappearing Corporation deem it advisable and in the best interest of the Surviving Corporation and the Disappearing Corporation that the Disappearing Corporation be merged into and with the Surviving Corporation as permitted by the Delaware General Corporation Law. The Surviving Corporation and the Disappearing Corporation are sometimes collectively referred to herein as the "Constituent Corporation".

         D. This Agreement has been approved by the Board of Directors of each of the Parent Corporation, the Surviving Corporation and the Disappearing Corporation and by the stockholders of each of the Constituent Corporations.


                                    AGREEMENT


         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Disappearing Corporation and the Surviving Corporation agree to merge pursuant to the following terms and conditions:

         (a) Merger.

                  (i)    Effect of Merger. As of the Effective Date (defined in
Section 1.2), the Disappearing Corporation shall be merged into and with the Surviving Corporation (the "Merger"). The Surviving Corporation shall survive the Merger and the separate corporate existence of the Disappearing Corporation shall cease.

                  (ii) Effective Date. The date on which the Merger occurs and becomes effective is hereby defined to be and is hereinafter referred to as the Effective Date. The Merger shall occur and be effective on the date that this Agreement and Plan of Merger is filed with the Delaware Secretary of State.

                  (iii) Surviving Corporation. PlanetRx.com, Inc., a Delaware corporation, as the Surviving Corporation, shall continue its corporate existence under the laws of the State of Delaware under the name
"______________" upon the effective date of the Merger pursuant to the provisions of the Delaware General Corporation Law.

         (b) Amendment of Articles of Incorporation.


         The Articles of Incorporation of the Surviving Corporation shall be amended to real in full as set forth in Exhibit "A" hereto.

         (c) Effect of Merger on Outstanding Shares.


         On the Effective Date, each share of Company Common Stock issued and outstanding immediately prior to the Merger, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) fully paid and nonassessable shares of common stock of the Parent Corporation, par value $.0001 per share. On the Effective Date, each share of the common stock of the Disappearing Corporation issued and outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock, par value $.0001 per share, of the Surviving Corporation. On the Effective Date, each share of Company Common Stock owned by Parent Corporation or any subsidiary of Parent Corporation or held in treasury immediately prior to the Effective Date, if any, shall be cancelled and cease to exist from and after the Effective Date. From and after the Effective Date, all Company Common Stock outstanding prior to the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive in exchange thereof, upon surrender thereof to Parent Corporation, a certificate of certificates representing the number of whole shares of Parent Corporation Common Stock to which such holder is entitled pursuant to this
Section 3.

         (d) Transfer Provisions.

                  (iv) Transfer of Assets and Liabilities. On the Effective Date, the rights, privileges, powers, property and franchises and all other interests of the Constituent Corporations shall be transferred to, vested in and possessed by the Surviving Corporation, subject to all the liabilities, duties and restrictions of or upon each of the Constituent Corporations; and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation. All property, rights, privileges, powers and franchises, and every other interest shall thereafter be the property of the Surviving Corporation as they were of the Constituent Corporations, and all title to real property vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and the officers and directors shall not be affected, and all rights of creditors, and all liens upon any property of either of the Constituent Corporations, shall be preserved unimpaired, and any claim, action or proceeding existing, or pending by or against either of the Constituent Corporations may be prosecuted to judgment as if such Merger had not taken place except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debt, liabilities and duties had been incurred or contracted by the Surviving Corporation.

                  (v) Further Actions. Each of the parties hereto shall use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with this Agreement. If, at any time after the Effective Date, any further action may be necessary or appropriate to vest, perfect, confirm or assure the Surviving Corporation's title to and possession of all of said property, rights, privileges, immunities, powers and franchises, or otherwise to carry out the intent and purposes of this Agreement, the officers of the Surviving Corporation are fully authorized, in the name and on behalf of each Constituent Corporation or otherwise, to take, and shall take, all such lawful and necessary action.

         (e) Miscellaneous Provisions.

                  (vi) Expenses. Except as otherwise expressly provided herein, each of the Surviving Corporation and the Disappearing Corporation shall pay all of their own expenses (including attorneys' fees) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations under this Agreement, and the consummation of the transactions contemplated hereby and thereby (whether consummated or not).

                  (vii) Governing Law. This Agreement and the rights and obligations hereunder of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (viii) Headings. The various headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

                  (ix) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one and the same instrument.


                  [Remainder of page intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by the officers set forth below as of the day and year first above written.


"SURVIVING CORPORATION"            PLANETRx.COM, INC., a Delaware corporation


                                   By:
                                       -----------------------------------------
                                             Chairman of the Board and

                                              Chief Executive Officer

"DISAPPEARING CORPORATION"         PRX ACQUISITION CORP., a Delaware corporation


                                   By:
                                       -----------------------------------------
                                             Chairman of the Board


                                   By:
                                       -----------------------------------------
                                             Secretary


"PARENT CORPORATION"               PRX HOLDINGS, INC., a Delaware corporation


                                   By:
                                       -----------------------------------------
                                             Chairman of the Board


                                   By:
                                       -----------------------------------------
                                             Secretary

                                    EXHIBIT B


         1.   Registration Rights. Holdings covenants and agrees as follows:

              1.1 Definitions. For purposes of this Exhibit B, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Asset Contribution and Reorganization Agreement between Holdings and YPC to which this Exhibit B is attached. In addition, the following terms used herein shall have the following meanings:

                    (a) The term "Form S-1" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which does not permit inclusion or incorporation of substantial information by reference to other documents filed by Holdings with the SEC.

                    (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Holdings with the SEC.

                    (c) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

                    (d) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (e) The term "stock" means the Holdings Shares, as defined in the Asset Contribution and Reorganization Agreement

              1.2 Request for Registration. As soon as practicable after the Closing, Holdings shall effect a registration on a Form S-1 and any related qualification or compliance with respect to one half of the Stock and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of such Stock. Notwithstanding anything to the contrary in this Section 1.2, Holdings shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.2:
(i) if Holdings shall furnish to YPC a certificate signed by the President of Holdings stating that, in the good faith judgment of the Board of Directors of Holdings, such registration should be deferred due to material events directly relating to Holdings, in which event Holdings shall have the right to defer the filing of the Form S-1 for a period of not more than 90 days after receipt of the request of YPC under this Section 1.2 (provided, however, that Holdings may defer such registration only once); or (ii) in any particular jurisdiction in which Holdings would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

              1.3 Obligations of Holdings. In connection with the registration on Form S-1, Holdings shall:

                    (a) Prepare and file with the SEC a Form S-1 with respect to such Stock and use its best efforts to cause such registration statement to become effective as soon as reasonably practicable but in no event later than one hundred and eighty (180) days after the Closing. Holdings shall keep such registration statement effective until the earlier of (i) two (2) years after the Closing, (ii) the distribution of all of the Stock as contemplated in the registration statement has been completed, and (iii) the date which all shares of the Stock held by YPC may immediately be sold under Rule 144 during any 90-day period.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to YPC such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as YPC may reasonably request in order to facilitate the disposition of the Stock.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by YPC; provided that Holdings shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                    (e) Notify YPC covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    (f) Cause all such Stock registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by Holdings are then listed.

                    (g) Provide a transfer agent and registrar for all of the Stock registered pursuant hereunder and a CUSIP number for all such Stock, in each case not later than the effective date of such registration.

              1.4 Investor Obligation to Furnish Information. It shall be a condition precedent to the obligations of Holdings to take any action pursuant hereto with respect to the Stock that YPC shall furnish to Holdings such information regarding itself, the Stock, and the intended method of disposition of such securities as shall be required to effect the registration of such Stock.

              1.5 Expenses of Registration. All expenses incurred in connection with registrations, filings or qualifications pursuant hereto, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for Holdings (including fees and disbursements of counsel for Holdings in its capacity as counsel to YPC hereunder but excluding the fees and disbursements of any other counsel for YPC) shall be borne by Holdings.

              1.6 Indemnification. In the event any Stock is included in a registration statement under Section 1.2:

                    (a) To the extent permitted by law, Holdings will indemnify and hold harmless YPC, any underwriter (as defined in the Act) for YPC and each person, if any, who controls YPC or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by Holdings of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and Holdings will pay to YPC, or such underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of Holdings (which consent shall not be unreasonably withheld), nor shall Holdings be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor, underwriter or controlling person.

                    (b) To the extent permitted by law, YPC will indemnify and hold harmless Holdings, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Holdings within the meaning of the Act, any underwriter, and any controlling person of any such underwriter, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor expressly for use in connection with such registration; and each such Investor will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of YPC, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection (b) exceed the gross proceeds from the offering received by YPC.

                    (c) Promptly after receipt by an indemnified party under this Section 1.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.6, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.6.

                    (d) If the indemnification provided for in this Section 1.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in an underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (f) The obligations of Holdings and YPC under this Section
1.6 shall survive the completion of any offering of the Stock in a registration statement pursuant hereto, and otherwise.

              1.7 Termination. Holdings' obligation to register the Stock pursuant to this agreement shall terminate on the earlier of (i) the second anniversary of the Closing and (ii) the date on which all shares of the Stock held by YPC may immediately be sold under Rule 144 during any 90-day period.

                                   SCHEDULE I

                               CONTRIBUTED ASSETS


The amounts included represent the balance of the contributed assets as of June 30, 1999.


A.       Prepaid Expenses

         Jupiter Communications, Inc.                           $30,983
                                                      =================

B.       Furniture and Fixtures, net                            $81,307
                                                      =================


            Sys No. 8.   Acq.    9.       Description
            -------      ----             -----------
                         Date
                         ----
             87       02/01/95   Bus Essen - 4-Drawer Lateral Firefile
             72       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             73       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             74       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             75       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             76       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             77       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             78       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             79       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             80       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             81       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             82       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             83       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             84       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             85       05/01/99   Office Solutions- workstations 6'x5.5' work areas
             86       08/01/94   Bus Essen - 4 Drawer File
             12       12/01/98   Office Solns - Furniture for private office - 12 workstations
             13       01/01/99   Office Solutions Inc.-Workstation

C.       Personal Computers, net                                $94,851
                                                      =================


            Sys No. 10.  Acq.    11.      Description
            -------      ----             -----------
                         Date
                         ----
             49       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             50       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             51       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             52       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             53       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             54       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             55       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             56       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             57       04/01/99   GE Capital-NEC Multisync A900 19" Monitor


             58       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             90       04/01/96   Srv Assur - (2) Prolinea 575 PC's
             91       09/01/96   Srv Assur - (4) Compaq DP 2000 P166 PCs
             94       12/01/97   Dynamic Computer - Everex Stepnote 5/150
             97       06/01/99   GE Capital-CPQ Deskpro EN M6350x/6400 32mb, CPQ 32mb100mhz dimm
             89       03/01/96   Srv Assur - (7) Prolinea 5/120 PC's
            103       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem,
                                 19"mo
             96       06/01/99   Gateway-Solo5150SELaptop, 17"Monitor, Port Replicator
            102       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
             68       05/01/99   Gateway-Solo 5150se Laptop
             69       05/01/99   Gateway-Solo 5150se Laptop
             70       05/01/99   Gateway-Solo 5150se Laptop
            101       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
             2        11/01/98   Gateway - Solo 5150SE laptop Pent II 233MHz 14" 20X CD 17"
             3        11/01/98   Gateway - Solo 5150SE laptop Pent II 233MHz 14" 20X CD 17"
             4        11/01/98   Gateway - Solo 5150SE laptop Pent II 233MHz 14" 20X CD 17"
             5        12/01/98   Gateway - 5150SE Ntbk II 233MHz
             6        12/01/98   Gateway - 5150SE Ntbk II 233MHz
             7        12/01/98   Gateway - 5150SE Ntbk II 233MHz
             15       03/01/99   Gateway-Sola 5150SE SN 1001904
             17       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             18       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             19       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             20       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             21       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             22       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             23       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             98       06/01/99   GE Capital-CPQ Deskpro EN M6350x/6400 32mb, CPQ 32mb100mhz dimm
             99       06/01/99   GE Capital-CPQ Deskpro EN M6350x/6400 32mb, CPQ 32mb100mhz dimm
            100       06/01/99   GE Capital-CPQ Deskpro EN M6350x/6400 32mb, CPQ 32mb100mhz dimm
            104       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
            105       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
            106       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
            107       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
            108       06/01/99   GE Cap-CPQ Desk Pro ENM6350x/6400 32mb,CPQ 32mb 100mhzmem, 19"mo
             24       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             25       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             26       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32


             27       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             28       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             29       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             30       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             31       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             32       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             33       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             34       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             35       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             36       03/01/99   GE Capital-CPQ DP EN M6350x,-CPQ SDRAM100MHZ, CDRolm 32
             39       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             40       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             41       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             42       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             43       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             44       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             45       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             46       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             47       04/01/99   GE Capital-NEC Multisync A900 19" Monitor
             48       04/01/99   GE Capital-NEC Multisync A900 19" Monitor

D.       Machinery and equipment, net                           $296,045
                                                      ==================


            Sys No. 12.  Acq.    13.      Description
            -------      ----             -----------
                         Date
                         ----
             59       04/01/99   GE Capital-SERVER ROOM CPQ PROL 1850r 6/450-1
             60       04/01/99   GE Capital-SERVER ROOM CPQ PROL 1850r 6/450-1
             61       04/01/99   GE Capital-SERVER ROOM CPQ INT 35/70GB DLT DRV
             62       04/01/99   GE Capital-SERVER ROOM CPQ SMART ARRAY 3200
             63       04/01/99   GE Capital-SERVER ROOM CPQ MULI-ITEMS SEE INVOICE 90299269
             65       05/01/99   Reynolds & Reynolds:  Lexmark Optra SE 3455 Laser Printer
             66       05/01/99   GE Capital- Server Room-combination 5 invoices
             67       05/01/99   GE Capital- Server Room-HPC LJ 8000n/mn/24ppm/1200dpi/network, c
             64       05/01/99   Reynolds & Reynolds:  Lexmark Optra SE 3455 Laser Printer
             92       09/01/96   Ent Ofc - Xerox Telecopier
             93       07/01/97   Datamax - (2) Canon Fax Machines
             88       11/01/95   Datamax - HP4+ Laser Printer
             95       06/01/99   Reynolds & Reynolds-Lexmark Optra SE Laser Printer ESIOL
             71       05/01/99   GE Captial-Server-cpq prol 5500r p2, smart array 3200, hd9.1gb,
             14       02/01/99   Data Projections - Projector and remote control
             16       03/01/99   GE Capital-Printer HPC LJ USDD001342 8000N/MN/24PPM/1200DPI
             37       07/01/96   Boxlight - Projector
             38       04/01/99   GE Capital-CAS FAX 5000 10/100MBS 8Line Fax PE
                        1999     Server located at Mediapolis, Inc.


E.       Software-Purchased, net                                $16,000
                                                      =================


            Sys No. 14.  Acq.    15.      Description
            -------      ----             -----------
                         Date
                         ----
             10       12/01/98   Mediapolis - Software License

F.       Software-Developed, net                                $279,080
                                                      ==================


            Sys No. 16.  Acq.    17.      Description
            -------      ----             -----------
                         Date
                         ----
                        1999     Customer service call center
G.       Other

         Various contract rights, intangible assets and the goodwill associated with the yourPharmacy.com e-commerce business.

                                   SCHEDULE II

                               ASSUMED LIABILITIES


The amounts included represent the balance of the assumed liabilities as of June 30, 1999.


A.       Accounts Payable                                                         $318,743
                                                                        ==================

B.       Accrued Product Development

         Mediapolis                                                               $242,200
         Arthur Andersen                                                            42,095
         Global Solutions                                                           26,723
                                                                        ==================
                                                                                  $311,018
                                                                        ==================

C.       Accrued Compensation

         Accrued payroll                                                           $69,616
         Fringe benefits                                                            42,380
         Accrued vacation                                                           49,791
         Accrued bonus                                                             325,000
         Accrued payroll taxes                                                      15,266
                                                                        ==================
                                                                                  $502,053
                                                                        ==================

D.       Accrued Other

         Adventures in Advertising                                                $109,385
         Forrester Research                                                         62,000
         The Arbor Group                                                            18,265
         Creative Producers                                                         17,350
         Executech                                                                  12,500
         Remedy                                                                     10,000
         Digital Impact, Inc.                                                        5,000
         Miscellaneous                                                              33,854
                                                                        ==================
                                                                                  $268,354
                                                                        ==================

E.       Other Long-Term Liabilities

         Deferred taxes                                                             $3,756
                                                                        ==================

F.       Additional Liabilities

         PlanetRx will assume additional liabilities incurred post June 30, 1999 in the ordinary course of business in an aggregate amount up to $750,000 (unless otherwise agreed to in writing by PlanetRx); provided that PlanetRx shall not be obligated to assume any individual liability incurred after the execution of this Agreement in an amount of $50,000 or more unless PlanetRx shall have approved of the incurrence of such liability in writing.